UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	001-15601	35-1418342
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 27, 2015, Biomet, Inc. (the “Company”), a wholly-owned subsidiary of LVB Acquisition, Inc. (“LVB”), requested that Wells Fargo Bank, National Association, as trustee (the “Trustee”) provide notices of conditional redemption to the holders of the Company’s 6.500% Senior Subordinated Notes due 2020 (the “Senior Subordinated Notes” and 6.500% Senior Notes due 2020 (the “Senior Notes” and, together with the Senior Subordinated Notes, the “Notes”). Pursuant to the notice of conditional redemption, all outstanding Notes will be redeemed on June 26, 2015 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus the Applicable Premium (as defined in the indenture governing the Senior Subordinated Notes and the indenture governing the Senior Notes, as applicable) as of the Redemption Date (the “Redemption Price”). The notices of conditional redemption are conditioned upon the consummation of the merger (the “Merger”) of Owl Merger Sub, Inc. (“Merger Sub”) with and into LVB pursuant to that certain Agreement and Plan of Merger, dated as of April 24, 2014, by and among Zimmer Holdings, Inc., Merger Sub and LVB. Upon closing of the Merger, the Company anticipates depositing with the Trustee sufficient funds to pay the Redemption Price, plus accrued and unpaid interest, if any, to the Redemption Date, and any other fees and expenses payable under the indenture. As a result, the Company will be released from its obligations under the Notes and the related indentures pursuant to the satisfaction and discharge provisions of such indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

Date: May 27, 2015	By:	/s/ Jonathan M. Grandon

	Name:	Jonathan M. Grandon
	Title:	Senior Vice President and General Counsel